EXHIBIT 99.1


                                        Contact: Michael Dale, President/CEO
                                        Jack Judd, Chief Financial Officer
                                        763/553-7736


                                        EVC Group, Inc.
                                        Doug Sherk, Jennifer Beugelmans
                                        415/896-6820

FOR IMMEDIATE RELEASE

               ATS MEDICAL REPORTS FIRST QUARTER FINANCIAL RESULTS
              US Sales Grow 20% Year-Over-Year and 16% Sequentially
                    Company Reconfirms Full Year 2005 Outlook


MINNEAPOLIS, May 3, 2005 --ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of cardiac surgery products and services, including the ATS Open Pivot(R) mechanical heart valve, today reported that sales for the first quarter of 2005 increased 6% to $7.1 million, compared with sales of $6.7 million for the first quarter of 2004. The net loss for the first quarter of 2005 was $4.0 million, or $0.13 per share, compared with a net loss of $3.3 million, or $0.12 per share, in the first quarter of 2004.

"Although our sales growth rate decreased during the first quarter, we remain on target to achieve our full year sales growth rate goal of 20 to 25%," said Michael D. Dale, President and CEO of ATS Medical. "During the past quarter we implemented direct efforts and supplemented distribution in certain key international markets as part of our ongoing effort to continually improve our business model through increased control of sales and marketing and improved profitability. While these efforts negatively affected international sales during the quarter, the reduced growth rate is timing related and not reflective of any loss of business. On the contrary, we remain optimistic regarding our expectations for continued growth in our international business for 2005. Domestically during the first quarter, we continued to make progress in gaining traction and market share in the US, which we believe is now more than 10 percent of mechanical heart valve procedures. In addition, while the total number of US open heart centers where we have a presence continues to grow, more importantly, the number of customers that we did business with during the past 12-month period grew significantly. As of March 31, 2005, the number of customers that we did business with grew 37% compared with the previous 12-month period ended March 31, 2004. We believe that this statistic illustrates the progress we are making in converting new customers into repeat sales."

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"The first quarter was also notable as it represented our first full quarter of partnership with CyroCath Technologies in the US. Our efforts to build awareness and market share for the surgical treatment of cardiac arrhythmias with CryoCath's surgical products has thus far been, in all respects, a successful partnership." continued Mr. Dale. "Based on our experience during first quarter we remain excited about the opportunities for this technology and continue to believe that it will generate material revenue and profits for our shareholders as well as complement our existing selling efforts for the ATS Open Pivot(R) heart valve. We believe that this experience further validates our strategy of growing our portfolio of technology dedicated to the cardiac surgeon and we continue to evaluate other opportunities to broaden our business opportunity in cardiac surgery. In summary, combined heart valve and CryoCath product sales resulted in US sales revenue growth of 20% compared with the first quarter of 2004 and 16% compared with the fourth quarter of 2004."

"Looking ahead to the remainder of 2005, we reconfirm our guidance for total sales growth for the full year of between 20% and 25% compared with 2004, which implies a range of $33 million to $35 million. We also continue to expect that we will consume our remaining high cost pyrolytic carbon inventory early in 2006. Our strategy to self-manufacture 100% of our future product component requirements remains on schedule, and our cash balances to support this effort as well as other business operations remains sufficient to see us through profitability, which we still predict will occur in the first half of 2006." concluded Mr. Dale.

CONFERENCE CALL TODAY
---------------------

ATS management will host a conference call and web cast today, May 3, 2005 at 4:30 p.m. ET to discuss its first quarter financial results, outlook for the remainder of 2005 and current corporate developments. The dial in number for the conference call is 800-219-6110 for domestic participants and 303-262-2139 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight ET on Tuesday, May 10, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11027542#. A live webcast of the call can be accessed at http://www.atsmedical.com by clicking on the Investors icon. The webcast will also be archived on the company's website.

ABOUT ATS MEDICAL
-----------------

ATS Medical manufactures and markets products and services focused on cardiac surgery. It is headquartered in Minneapolis and is global in scope with sales in more than 45 countries. The ATS Open Pivot heart valve has been implanted in over 100,000 patients and utilizes a unique pivot design resulting in improved performance and a lower risk profile. The ATS Medical web site is www.atsmedical.com.


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SAFE HARBOR
-----------

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2004.


                                       ##

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                               ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         Three months ended
                                                              March 31,
                                                      -------------------------
                                                          2005             2004
                                                      --------         --------
Net sales                                             $  7,063         $  6,694
Cost of goods sold                                       4,301            4,766
                                                      --------         --------
Gross profit                                             2,762            1,928

Operating expenses:
      Sales and marketing                                4,731            3,666
      Research and development                             302              187
      General and administrative                         1,689            1,381
                                                      --------         --------
      Total operating expenses                           6,722            5,234
                                                      --------         --------
Operating loss                                          (3,960)          (3,306)
                                                      --------         --------

Interest income                                              1                1
                                                      --------         --------

Net loss                                              ($ 3,959)        ($ 3,305)
                                                      ========         ========

Net  loss per share:
Basic and diluted                                     ($  0.13)        ($  0.12)

Weighted average number of shares outstanding:
Basic and diluted                                       30,913           26,802


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                                       ATS MEDICAL, INC.
                             CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (IN THOUSANDS)

                                               March 31,     December 31,
                                                  2005           2004
                                                -------        -------
ASSETS
Cash and short-term investments                 $ 9,660        $15,994
Accounts receivable                               8,349          7,893
Inventories                                      26,982         24,303
Prepaid expenses                                  1,050          1,053
                                                -------        -------
Total current assets                             46,041         49,243

Property and equipment, net                       7,865          7,650
Other inventories                                  --            3,000
Intangible assets                                18,713         18,720
Other assets                                        436            438
                                                -------        -------
TOTAL ASSETS                                    $73,055        $79,051
                                                =======        =======


LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable                                $ 2,811        $ 4,049
Accrued compensation                              1,208          1,797
Other accrued liabilities                         1,118          1,174
Current maturities of long-term debt                833            764
                                                -------        -------
Total current liabilities                         5,970          7,784

Long-term liabilities                             1,564          1,826

Shareholders' equity                             65,521         69,441
                                                -------        -------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $73,055        $79,051
                                                =======        =======




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                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                     Three months ended March 31,
                                                     ----------------------------
                                                            2005       2004
                                                         -------    -------
OPERATING ACTIVITIES

Net loss                                                 ($3,959)   ($3,305)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                             369        265
    Compensation expense on stock options                      4         25
    Loss on disposal of equipment                             17       --
    Non-cash interest expense                                  7       --
    Changes in operating assets and liabilities           (2,067)     2,527
                                                         -------    -------
Net cash used by operating activities                     (5,629)      (488)

INVESTING ACTIVITIES
Maturities of short-term investments, net of purchases     3,396        250
Net purchases of furniture, machinery and equipment         (601)      (108)
                                                         -------    -------
Net cash provided by investing activities                  2,795        142


FINANCING ACTIVITIES
Net proceeds from sale of common stock                        92        118
Repayments on note payable                                  (139)      --
                                                         -------    -------
Net cash provided by (used in) financing activities          (47)       118



Other items                                                  (57)       (11)
                                                         -------    -------


Decrease in cash and cash equivalents                    ($2,938)   ($  239)
                                                         =======    =======